DirectView Names Chris Cutchens As Chief Operating and Financial Officer

The Video and Security Technology Company Expands its C-Suite Position to Drive Organic Growth, Bolster M&A Activity, and Fuel Business Transformation

NEW YORK, September 13, 2018 /PRNewswire/ — DirectView Holdings, Inc., (OTC:DIRV) (“DirectView” or the “Company”), a company focused on ownership and management of leading video and security technology companies, announced today that Chris Cutchens has been named as Chief Operating and Financial Officer of the Company.

Chris brings 20+ years of financial management, accounting information, and administration experience to DirectView. Chris’s experience spans from private equity owned and backed companies to multi-billion-dollar publicly traded companies.

As Chief Operating and Financial Officer, Chris led the operational, accounting, finance, and treasury functions of MidAmerica Administrative & Retirement Solutions, a leading private equity owned, national provider and administrator of employee benefit programs.

Prior to MidAmerica, Chris held various leadership positions: One with Aspire Financial Services, a private equity backed national service provider of technology-enabled business process outsourcing retirement solutions for all tax codes; one with the largest publicly-traded distributor of air conditioning, heating, and refrigeration equipment in the United States; Watsco, Inc., (NYSE: WSO); and one with MarineMax, Inc., (NYSE: HZO), the largest publicly-traded recreational boat retailer in the United States. In addition to this, Chris has held a leadership position at KPMG, a global service provider to multi-billion-dollar companies. While with KPMG, Chris serviced many prestigious clients, including Citigroup (NYSE: C), Jabil Circuit (NYSE: JBL), and Publix Supermarkets.

Chris was named Tampa Bay Business Journal’s 2015 CFO of the Year of privately held, medium-sized companies in Tampa, Florida. He is a Certified Public Accountant in the state of Florida and holds a BS in Accounting and a MA in Accounting Information Systems from the University of South Florida.

Roger Ralston, DirectView’s CEO stated: “We are very excited to have Chris join the DirectView family. With deep experience in operations and finance across companies of all sizes, both public and private, Chris is the powerhouse we need to partner with and lead the DirectView team. We look forward to working with Chris to execute the overall strategy and direction of the Company’s operational, accounting, finance, and treasury functions. Chris’s extensive public company experience will prove to be valuable as we work towards the goal of up-listing from the OTC to NASDAQ.”

About DirectView Holdings, Inc.

DirectView Holdings, Inc., ( DIRV ) together with its subsidiaries, provides video surveillance solutions and teleconferencing products and services to businesses and organizations. The company operates in two divisions, Security (Video Surveillance) and Video Conferencing. The Security division offers technologies in surveillance systems providing onsite and remote video and audio surveillance, digital video recording, and services. It also sells and installs surveillance systems; and sells maintenance agreements. The company sells its products and services in the United States and internationally through direct sales force, referrals, and its websites. The Video Conferencing division offers teleconferencing products and services that enable clients to conduct remote meetings by linking participants in geographically dispersed locations. It is involved in the sale of conferencing services based upon usage, the sale and installation of video equipment, and the sale of maintenance agreements. This division primarily provides conferencing products and services to numerous organizations ranging from law firms, banks, high tech companies and government organizations. For more information visit our websites at http://www.DirectView.com, http://www.ApexCCTV.com, http://www.VS-US.com and connect with us on Twitter, LinkedIn, Facebook, and Google+.

Contact:

DirectView Holdings, Inc.

Roger Ralston

1-212-858-9100 EXT. 111

IR@DirectView.com

http://www.DirectView.com